Exhibit 10.5

March 24, 2026

To the Board of Directors of Sunshine Silver Mining & Refining Company:

We understand that Sunshine Silver Mining & Refining Company (the "Company") will be issuing financial statements on the consolidated balance sheet of the Company as of December 31, 2025, the related consolidated statements of operations, cash flow, and changes in stockholder's equity for the year then ended.

Electrum Silver US LLC and its parent company, Electrum Global Holdings L.P., will, and have the ability to, fully support the operating, investing and financing activities of the Company through June 30, 2027.

Very truly yours,

Electrum Silver US LLC
By: Electrum Strategic Management LLC, its Manager

By:	/s/ Andrew M. Shapiro
Name: Andrew M. Shapiro
Title: Managing Director

Electrum Global Holdings L.P.
By: TEG Global GP Ltd., its General Partner

By:	/s/ Andrew M. Shapiro
Name: Andrew M. Shapiro
Title: Director